 NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Enters into Common Stock Purchase Agreement with Aspire Capital Fund

JACKSONVILLE, Fla., October 18, 2017 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision” or “Company”), a developer and marketer of semiconductor technology solutions for wireless applications today announced that it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”) for Aspire Capital’s private placement purchase of 312,500 shares of the Company’s common stock at $1.60 per share for proceeds of $500,000. In addition, Aspire Capital has agreed to purchase up to an aggregate of $19.5 million of additional shares of the Company’s common stock, subject to registration of such shares by the Company. The Company will file a registration statement for an aggregate of 4 million shares of Company common stock related to this transaction. Aspire Capital’s purchase of shares under this agreement are at the Company’s sole discretion, over the 30-month term of the agreement, at prices based on the market price at the time of each purchase and subject to the Company’s registration of the resale of such shares.

ParkerVision Chief Executive Officer Jeffrey Parker said, “Our relationship with Aspire Capital will enable us to support product investments for future revenue growth that we believe can be achieved from our recently introduced Milo™ Wi-Fi products. The agreement allows us to control the timing and amount of common stock being sold, enabling us to use this resource in a manner that minimizes shareholder dilution as we grow the business.”

Erik Brown, Principal at Aspire Capital Partners, LLC, said, “ParkerVision has a long history of developing innovative technologies. After visiting their headquarters and testing Milo™, ParkerVision’s “whole-home” Wi-Fi system, we were convinced that a highly reliable distributed Wi-Fi product at an affordable price would be a game-changer as consumers continue to embrace the Internet of Things and connected homes.”

Upon execution of the agreement, the Company issued as a commitment fee to Aspire Capital 287,500 shares of common stock which will be registered for resale under the registration statement. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of ParkerVision’s common stock during pendency of the agreement. The agreement does not contain any financial covenants, restrictions on future financings, rights of first refusal, participation rights or penalties.

This news release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. Details of the stock purchase agreement and registration rights agreement have been filed with the SEC on Form 8-K.

About ParkerVision, Inc.
ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies, which enable advanced wireless solutions for current and next generation communications networks. Currently developing several new products to enhance Wi-Fi connectivity for small businesses and consumers, ParkerVision has recently unveiled a family of products under the Milo™ brand that leverages existing Wi-Fi infrastructure to create more optimal Wi-Fi configuration and superior coverage. For more information please visit www.parkervision.com. (PRKR-G)

About Aspire Capital Fund, LLC
Aspire Capital is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2016 and the Forms 10-Q for the quarters ended March 31, 2017 and June 30, 2017. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy Poehlman	Laurie Little
Chief Financial Officer	The Piacente Group
ParkerVision, Inc.	212-481-2050
904-732-6100,	parkervision@tpg-ir.com
cpoehlman@parkervision.com

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